Exhibit 10.10
NuVasive, Inc.
2004 Equity Incentive Plan
Terms and Conditions of Restricted Stock Unit Award
     This Terms and Conditions of Restricted Stock Unit Award, including the Award Letter to which it is attached (this “Terms and Conditions”) is dated as of the Grant Date.
     Pursuant to the terms of the 2004 Equity Incentive Plan (the “Plan”) the Company hereby awards to Employee Restricted Stock Units on the terms and conditions as set forth in this Terms and Conditions and the Plan. Capitalized terms used but not defined in this Terms and Conditions shall have the meaning specified in the Plan.
     In consideration of the mutual promises set forth below, the parties hereto agree as follows:
     1. Award of Restricted Stock Units. Subject to the terms and conditions of this Terms and Conditions and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Employee the amount of Restricted Stock Units set forth in the Award Letter.
     2. Vesting. Restricted Stock Units vest annually over four (4) years. Thus, to the extent the Employee remains continuously employed by the Company at the end of each such period following the first day of the month in which the Grant Date falls (each a “Vesting Date”), twenty-five percent (25%) of the Restricted Stock Units will vest and become payable in Company shares as set forth in Section 4. Notwithstanding the vesting schedule described above, fifty percent (50%) of the Employee’s then unvested Restricted Stock Units shall fully vest upon the consummation of a Fundamental Transaction. Further, all Restricted Stock Units shall fully vest in the event of the Employee’s “Involuntary Termination” within twelve (12) months following a Fundamental Transaction. The term “Involuntary Termination” means an Involuntary Termination of the Employee for reasons other than death, disability or cause (as reasonably determined by the Company).
     3. Effect of Termination of Service or Leave of Absence. If the Employee’s service is terminated by the Employee or by the Company or a Subsidiary for any reason, including Employee’s death or Disability before all Restricted Stock Units have vested, the unvested Restricted Stock Units shall be forfeited unless otherwise determined by the Committee. As of the 31st (or 91st if reemployment is guaranteed by statute or contract) day of a leave of absence, vesting credit will no longer accrue unless otherwise determined by the Committee or required by contract or statute. If Employee returns to service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued employment.
     4. Conversion Settlement. Conversion of Restricted Stock Units into shares of Company Stock shall be registered in the Employee’s name as soon as practicable on or after the Vesting Date, but in no event later than March 15th of the calendar year following the year in which the Vesting Date occurs.

     5. Tax Liability and Withholding. To meet the obligations of the Company, any Subsidiary and Employee with respect to any withholding taxes, social insurance liability, or the like under any statute, ordinance, rule, or regulation in or connection with the award, deferral, or settlement of the Restricted Stock Units (collectively, the “Tax Liability”), the Committee shall require that the Company withhold a number of shares of Company Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the Tax Liability. Employee acknowledges that the Tax Liability requirements may change from time to time as laws or interpretations change and regardless of the Company’s or the Subsidiary’s actions in this regard, Employee hereby acknowledges and agrees that the Tax Liability shall be Employee’s responsibility and liability. The Company or Subsidiary may also in lieu of or in addition to the foregoing, at its sole discretion, either require the Employee to deposit with the Company or Subsidiary an amount of cash sufficient to satisfy the Tax Liability and/or, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable Tax Liability otherwise arises. The Company shall not deliver any of the shares of Company Stock until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made. Employee hereby consents to any action reasonably taken by the Company to satisfy the Tax Liability.
     6. Restriction on Transferability. Until distribution, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.
     7. Rights as Shareholder. The Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon settlement of the Restricted Stock Units into shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.
     8. Administration. The Committee shall have the power to interpret the Plan and this Terms and Conditions and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Terms and Conditions.
     9. Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Terms and Conditions shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.
     10. No Employment Rights. The award of the Restricted Stock Units pursuant to this Terms and Conditions shall not give the Employee any right to remain employed by the Company or a Subsidiary. Also, the award is completely within the discretion of the Company.

It is not made as a part of any ongoing element of compensation or something which Employee should expect to receive annually or on any other periodic basis. It does not constitute part of Employee’s salary or wages and unless specifically agreed to otherwise with the Company is not relevant for purposes of determining any post-employment payment or severance.
     11. Amendment. This Terms and Conditions may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Terms and Conditions. Notwithstanding the foregoing, this Terms and Conditions may be amended solely by the Committee by a writing which specifically states that it is amending this Terms and Conditions, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Terms and Conditions in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).
     12. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Terms and Conditions provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Employee by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party.
          (a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Terms and Conditions, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to the Employee electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
          (b) Consent to Electronic Delivery. The Employee acknowledges that the Employee has read Section 12(a) of this Terms and Conditions and consents to the electronic delivery of the Plan documents, as described in Section 12(a). The Employee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company by telephone or in writing. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Employee understands that the Employee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Employee may revoke his or her consent to the electronic delivery of documents described in Section 12(a) or may change the electronic mail address to which such documents are to be delivered (if Employee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Employee understands that he or she is not required to consent to electronic delivery of documents described in Section 12(a).
     13. Severability. If all or any part of this Terms and Conditions or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Terms and Conditions or the Plan not declared to be unlawful or invalid. Any Section of this Terms and Conditions (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     14. Construction. The Restricted Stock Units are being issued pursuant to Section 8 of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Terms and Conditions violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Terms and Conditions shall be of no force or effect.
     15. Miscellaneous.
          (a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Terms and Conditions, without the Participant’s written approval.
          (b) This Terms and Conditions shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          (c) All obligations of the Company under the Plan and this Terms and Conditions, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
          (d) By accepting the Restricted Stock Units, Employee acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By accepting the Restricted Stock Units, Employee consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.
          (e) To the extent not preempted by federal law, this Terms and Conditions shall be governed by, and construed in accordance with, the laws of the State of California.